UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

HIGHBRIDGE COMMODITIES FUTURESACCESS LLC
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	45-2608276 (I.R.S. Employer Identification No.)

c/o MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC
4 World Financial Center
250 Vesey Street, 10th Floor
New York, NY 10080
212-449-3517

Barbra E. Kocsis
Merrill Lynch Alternative Investments LLC
1200 Merrill Lynch Drive (1B)
Pennington, NJ 08534
(609) 274-5838

__________________________

Copies to:

Mark Borrelli
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603

Securities to be registered pursuant to Section 12(b) of the Act: NONE

Securities to be registered pursuant to Section 12(g) of the Act:  Units of Limited Liability Company Interest
   (Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	___________	Accelerated filer	__________

Non-accelerated filer	___________	Smaller reporting company	____X_____

i

ITEM 1:  BUSINESS

(a)	General Development of Business

Highbridge Commodities FuturesAccess LLC (the “Fund”) is a Delaware limited liability company, formed on June 15, 2011 for which Merrill Lynch Alternative Investments LLC, a Delaware limited liability company (the “Sponsor”), serves as the sponsor.  The Fund will invest substantially all of its assets through Highbridge Commodities FuturesAccess Master Fund Ltd. (the “HCFA Master Fund”), which has the same investment objectives as the Fund. The Sponsor has delegated commodities trading authority for the HCFA Master Fund to  Highbridge Capital Management, LLC (the “Trading Advisor”), as the single professional commodity trading advisor (“CTA”) to manage the HCFA Master Fund’s speculative trading of commodity-related investments.  The Trading Advisor is not affiliated with the Sponsor or the Fund.

Highbridge Commodities FuturesAccess Ltd. (the “Offshore Fund”) and BA Highbridge Commodities Fund LLC (the “BA Feeder” and, together with the Offshore Feeder and the Fund, the “Feeder Funds”) will also invest substantially all of their assets through the HCFA Master Fund.  It is anticipated that the HCFA Master Fund will offer three separate classes of shares which will have identical terms but will be invested in by the Fund, the Offshore Fund and the BA Feeder, respectively.  The HCFA Master Fund will issue each Feeder Fund a class of shares in order to track the Performance Fee separately with respect to each Feeder Fund as described below.  See “Description of Current Charges.”  References herein with respect to the Fund’s activities, expenses and portfolio include those of the HCFA Master Fund unless the context requires otherwise.  As used herein, the “Funds” refer to the HCFA Master Fund and the Feeder Funds.

The Fund is part of the Merrill Lynch FuturesAccessSM Program (“FuturesAccess”), which has been sponsored and designed by the Sponsor to make available to eligible investors different futures funds, including the Fund (“FuturesAccess Funds”), for direct investment, investment through a fund of funds, or investment through a master fund.

The Fund will file annual, quarterly and current reports and certain other information with the Securities and Exchange Commission (“SEC”).  Persons may read and copy any documents the Fund files at the SEC’s public reference room at 100 F Street, NE, Washington D.C. 20549 on official business days between the hours of 10 a.m. and 3 p.m.  You may obtain information on the operation at the public reference room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.  A copy of any such filings will be provided free of charge to any investor in the Fund (“Investor”) upon written request to the Fund at its business address, c/o Merrill Lynch Alternative Investments LLC, 4 World Financial Center, 250 Vesey Street, 10th Floor New York, NY 10080.

Plan of Operation

The Fund commenced trading on or about November 1, 2011.  The Fund’s objective is to achieve a positive return on capital by pursuing trading strategies focused on commodity-related investments.  The Trading Advisor’s investment strategies and models use a proprietary quantitative economics-based model to estimate expected returns, manage risks and seek the optimal risk-return trade-off adjusted for estimated transaction costs (the “Trading Program”).  The Trading Advisor currently implements the Trading Program primarily by investing in futures contracts, although the Trading Advisor may in the future increase the utilization of options on futures or over-the-counter (“OTC”) derivatives such as forward contracts, as well as other instruments.

The Trading Program employs factors based on economic principles and relationships that the Trading Advisor believes to be durable in commodities markets, including the impact of historical prices, the perceived relationships between and among various commodities and macroeconomic factors.  The HCFA Master Fund will attempt to profit from, among other things: commodities experiencing supply shock; commodity futures in backwardation, i.e., having prices lower than the cash price; and event anomalies, such as spread opportunities and unusual momentum or trending, rather than solely from trends in the commodities markets.  The HCFA Master Fund will emphasize risk management as a part of the investment process and seek to deploy a drawdown management process to dynamically decrease (or increase) the risk target as the portfolio decreases (or increases) in value.  The Trading Advisor will attempt to effect this strategy principally by trading in commodity-related futures contracts and options, including certain currencies whose returns may be correlated to those of commodities.  The underlying commodities may include, but are not limited to, soybeans, corn, soymeal, soybean oil, wheat, cotton, crude oil, natural gas, RBOB gasoline, heating oil, cocoa, coffee, sugar, gold, copper, silver, live cattle, lean hogs, feeder cattle, aluminum, lead, nickel, zinc and gas oil.  The Trading Program may include long and short positions and is generally expected to have a net long bias.  The Trading Program may also include trading forward contracts, swaps and other instruments but will not include securities unless otherwise determined by the Sponsor.

The Trading Advisor has developed policies and procedures that provide that the Trading Advisor will allocate investment opportunities and make purchase and sale decisions among the HCFA Master Fund and the Trading Advisor’s other clients in a manner that the Trading Advisor considers, in its sole discretion and consistent with its fiduciary obligation to its clients, to be reasonable.  In many cases, these policies may result in the pro rata allocation of limited opportunities across accounts, but in many other cases, the allocations may reflect numerous other factors based upon the Trading Advisor’s good faith assessment of the best use of such limited opportunities relative to the objectives, limitations and requirements of each of its clients and applying a variety of factors.  The Trading Advisor seeks to treat all clients fairly in light of all factors relevant to managing an account, and in some cases it is possible such factors may result in allocations in which certain accounts may receive an allocation when other accounts, including the HCFA Master Fund, do not.  Similarly, the Trading Advisor may cause the liquidation of such positions for the HCFA Master Fund and its other clients in its discretion in accordance with the foregoing principles.  These allocations or liquidations may benefit another client instead of the HCFA Master Fund or may be detrimental to the HCFA Master Fund.

When a futures or options on futures position is established, “initial margin” is calculated by the exchange on which the position is listed and deposited with a Futures Commission Merchant (“FCM”) that is a member of the clearinghouse through which transactions on the relevant exchange are cleared.  An FCM must, in turn, deposit initial margin with the clearinghouse, as calculated by the clearinghouse, to secure its obligations to the clearinghouse with respect to the positions of its customers.  The amount of both the trader’s initial margin payment to the FCM and the FCM’s initial margin payment to the clearinghouse are determined on the basis of risk, taking into account the price and volatility of the commodity underlying the position and, in certain cases, the offsetting risks that exist within a portfolio of positions.  On most exchanges, at the close of each trading day “variation margin,” representing the unrealized gain or loss on the open positions, is either credited to or debited from a trader’s account.  A trader must maintain a minimum margin level for each outstanding futures position known as “maintenance margin,” which is set by the relevant exchange and based on the risk of the futures position, often a set percentage of the “initial margin.”  If “variation margin” payments cause a trader’s “initial margin” to fall below “maintenance margin” levels, a “margin call” is made, requiring the trader to deposit additional margin or have its position closed out.  A clearinghouse likewise has “maintenance margin” requirements for member FCMs.  An FCM may require a higher level of “initial margin” and “maintenance margin” from the trader than the clearinghouse requires from the FCM, but generally will not allow lower margin levels.  Margin is also required to be posted with counterparties when making investments through forward, swaps or other over-the-counter instruments.  The counterparties calculate margin based on the risk of the underlying commodity and will deposit margin with each other based on a previously agreed upon schedule.  In general, approximately 5% to 15% of the HCFA Master Fund’s assets are expected to be committed as margin for futures or options on futures positions at any one time, although these amounts could occasionally be substantially higher.  The HCFA Master Fund’s exposure and liability are not limited to the amount placed on margin, but are based on the total value of the futures contracts being traded.  Fund assets not committed to margin will be held in cash or cash equivalents and will earn interest as further described below under Item 1(c) “Narrative Description of Business ─ Use of Proceeds and Cash Management Income.”  The HCFA Master Fund is not required to invest any minimum percentage of its assets in its account with the Trading Advisor beyond what is required by the FCM margin requirements.

Under the Fund’s limited liability company operating agreement (the “Operating Agreement”), the management and operation of the Fund and the determination of its policies are vested exclusively in the Sponsor.  The Sponsor may place capital under the management of, and withdraw capital from, the discretionary control of the Trading Advisor by investing all or substantially all of the Fund’s assets in the HCFA Master Fund and redeeming therefrom.  The Sponsor is registered with the Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator (“CPO”) and as a CTA and is a member of the National Futures Association (“NFA”) in such capacities.  The Sponsor is also registered with the SEC as an investment adviser.

The Fund’s disclosure document will be prepared in accordance with applicable CFTC rules and will be filed with and reviewed by the NFA prior to its distribution to potential investors.  The Fund’s units of limited liability company interest (“Units”) will be privately offered pursuant to Rule 506 under Regulation D and Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) (although Class Z Units may be issued solely in reliance on the exemption provided by Section 4(2)).

The Fund’s assets may be used to engage in the trading of commodity futures contracts and other commodity-related investments pursuant to the investment methodology of the Trading Advisor.  The Sponsor was responsible for selecting and will be responsible for monitoring the Trading Advisor, and it may replace the Trading Advisor or terminate the Fund in the future, in its sole discretion.  The Sponsor selected the Trading Advisor based on the Sponsor’s diligence on the Trading Advisor, the markets in which the Trading Advisor is active and the Trading Advisor’s past performance.  The Sponsor may add replacement or additional trading advisors, but is unlikely to do so absent removal or resignation of the current Trading Advisor.

The Fund’s fiscal year ends on December 31.

As the Fund trades primarily in commodity interests rather than securities, the Fund qualifies for an exclusion from the definition of, and is not registered as, an investment company under the Investment Company Act of 1940 (the “Company Act”).  Consequently, Investors will not have the benefit of the investor protection provisions afforded by the Company Act.

(b)	Financial Information about Segments

The Fund’s business constitutes only one segment: a speculative “commodity pool.”  The Fund does not engage in sales of goods or services.

(c)	Narrative Description of Business

General

The HCFA Master Fund will principally trade in commodity-related futures contracts and options on futures contracts, including certain currencies whose returns may be correlated to those of commodities.  The underlying commodities may include, but are not limited to, soybeans, corn, soymeal, soybean oil, wheat, cotton, crude oil, natural gas, RBOB gasoline, heating oil, cocoa, coffee, sugar, gold, copper, silver, live cattle, lean hogs, feeder cattle, aluminum, lead, nickel, zinc and gas oil.  However, investment in the Fund is only appropriate for a limited portion of that segment of an Investor’s portfolio which is intended to be invested in investments that bear a high level of risk.  Traditional portfolios invested in stocks, bonds and cash equivalents can be diversified by allocating a portion of their assets to non-traditional investments such as commodities.

The potential non-correlation with the performance of stocks and bonds means that managed futures can help to improve long-term returns and reduce portfolio volatility, although there can be no assurance that the Fund will achieve these objectives or avoid substantial losses.  Below is a chart showing the relationships between the Fund, the Sponsor and several of the major service providers to the Fund.

*The Sponsor sponsors and manages a variety of alternative investment funds, including the Fund, other FuturesAccess Funds, other commodity pools and funds which trade primarily in securities rather than commodities, including hedge funds, funds of funds and private equity funds.

Sponsor

The Sponsor is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“ML & Co.”).  ML & Co. is a wholly-owned subsidiary of Bank of America Corporation (“Bank of America”).  For convenience, ML & Co. together with Bank of America and its affiliates are sometimes collectively referred to as “Merrill Lynch” or “BOA/ML.”

The Sponsor sponsors and manages a variety of alternative investments, including hedge funds, funds of funds, managed futures funds and private equity funds.  The Sponsor’s capabilities in this field of investment date back as far as 1986 through its predecessor organizations.  The Sponsor’s affiliates also act as general partner, sponsor or investment manager for a number of hedge funds, single manager feeder funds, funds of funds, managed futures and private equity funds.

The Trading Advisor

The Trading Advisor is a global alternative investment management firm founded in 1992.  Since its inception, the firm has developed a diversified investment platform that includes hedge funds, traditional investment management products and private equity.  The Trading Advisor manages capital for sophisticated investors, including financial institutions, public and corporate pension funds, endowments, foundations and family offices, as well as individuals.  The firm is based in New York with offices in Hong Kong, London and Tokyo.  The Trading Advisor is a subsidiary of JPMorgan Asset Management Holdings Inc. (“JPMAM”).  JPMAM is a subsidiary of JPMorgan Chase & Co.  The Trading Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, is registered with the CFTC as a CPO and CTA and is a member of the NFA.

The Sponsor, the HCFA Master Fund and the Trading Advisor are parties to an advisory agreement with respect to the Trading Advisor trading the Trading Program for the HCFA Master Fund.

The Trading Advisor is the exclusive CTA for the HCFA Master Fund and is responsible for the commodities trading.  The Sponsor is responsible for management of cash and other assets not involved in the Trading Program.  The Sponsor is responsible for the management of any HCFA Master Fund excess cash.

The HCFA Master Fund accesses the Trading Program by placing funds allocated to trading in a CFTC-regulated managed account held by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), the HCFA Master Fund’s commodity broker.  OTC, foreign currency, spot and forwards trading are held at Merrill Lynch International Bank Ltd. (“MLIB”), which acts as a prime broker with respect to these transactions.  The HCFA Master Fund also utilizes custody accounts with The Bank of New York Mellon for cash and other assets.

The Trading Advisor has agreed in writing with the Sponsor to the list of commodity interests that the Trading Advisor intends to trade on the HCFA Master Fund’s behalf or may in the future trade on the HCFA Master Fund’s behalf.  The Sponsor may remove a commodity interest from such trading list, upon notice to the Trading Advisor.

The Trading Advisor has the sole and exclusive authority and responsibility for directing the HCFA Master Fund’s commodities trading, subject to the Sponsor’s fiduciary authority to trade the HCFA Master Fund’s portfolio or otherwise intervene to effectively overrule trades, by causing HCFA Master Fund to take positions opposite of existing positions, or unwind trades if the Sponsor deems that doing so is necessary or advisable for the protection of the Funds.  The HCFA Master Fund or the Sponsor may also liquidate trading positions or instruct the Trading Advisor to cause the HCFA Master Fund to liquidate trading positions to the extent necessary to:  (i) fund any distributions or redemptions of shares to be made by the HCFA Master Fund; (ii) pay the HCFA Master Fund’s expenses; and/or (iii) comply with speculative position limits which may apply to the Trading Advisor and/or the Sponsor, subject to applicable rules requiring the aggregation of positions; provided that the HCFA Master Fund and the Sponsor must permit the Trading Advisor three days in which to liquidate positions for the purposes set forth in clauses (i) and (ii) above, and as set forth in clause (iii) above if such liquidation is being done solely to comply with speculative position limits applicable to the Trading Advisor, prior to exercising its authority to liquidate positions.  Under the advisory agreement, the Trading Advisor will have no liability for the results of any action or non-action of the Sponsor or HCFA Master Fund in liquidating HCFA Master Fund positions pursuant to clauses (i)-(iii) above; provided that, if action was taken pursuant to clause (iii) above in order to comply with speculative position limits applicable to the Trading Advisor, the Trading Advisor will have no liability only if the Sponsor’s intervention is proven to be an error and the Trading Advisor was in fact in compliance with all speculative position limits applicable to the Trading Advisor.

The advisory agreement will continue in effect until October 1, 2013.  Thereafter, the advisory agreement will be automatically renewed for three successive one-year periods, on the same terms, unless terminated by either the Trading Advisor or the HCFA Master Fund upon notice to the other party no later than 90 days before the expiration of the then-current term. The advisory agreement may, however, be terminated at any time pursuant to any of the following: (i) in its discretion, the Sponsor may terminate the advisory agreement at the end of any month upon 30 days’ notice; (ii) the Trading Advisor may terminate the advisory agreement at any time the net assets of the HCFA Master Fund are less than $30 million; (iii) the Trading Advisor may terminate the advisory agreement as of any month-end following October 31, 2013 if the average net assets of the HCFA Master Fund over the immediately preceding six-month period as calculated at such month-end are less than $75 million; and (iv) the HCFA Master Fund and/or the Sponsor, on the one hand, or the Trading Advisor, on the other, may terminate the advisory agreement as a result of a material breach of the advisory agreement by the other party, after due notice and an opportunity to cure.  The advisory agreement will also terminate immediately if the HCFA Master Fund is terminated and dissolved as determined by the Sponsor.

Upon the dissolution of the Fund, the Sponsor (or, if the Sponsor has withdrawn, such other liquidator as the Investors may, by vote of more than 50% of the outstanding Units, by net asset value, not including Units held by Sponsor parties, select) will wind up the Fund’s affairs and, in connection therewith, will distribute the Fund’s assets pursuant to the Fund’s Operating

Agreement.  While there are no separate fees related to terminating the advisory agreement, if there is a Performance Fee owed to the Trading Advisor on the date of termination, this fee is due on the termination of the advisory agreement.

The Funds will indemnify, defend and hold harmless the Trading Advisor from and against any and all Losses, as defined below, incurred by the Trading Advisor (“Trading Advisor Losses”), resulting from a demand, claim, lawsuit, action or proceeding relating to, based upon or arising out of the advisory agreement or the advisory services rendered by the Trading Advisor or its affiliates or their respective owners, principals, directors, officers, employees, representatives or controlling persons (“Trading Advisor Parties”) with respect to the HCFA Master Fund; provided that the conduct of the Trading Advisor Party that is the subject of the demand, claim, lawsuit, action or proceeding did not constitute negligence, intentional misconduct or a material breach of the advisory agreement or of any fiduciary obligation to the Funds and was done in good faith and in a manner such Trading Advisor Party reasonably believed to be in, or not opposed to, the best interests of the Funds.  Trading Advisor Losses include amounts incurred or paid by the Trading Advisor with respect to other Trading Advisor Parties as a result of indemnification by the Trading Advisor against Losses incurred by such Trading Advisor Parties to the extent the Trading Advisor would be entitled to indemnification against such Losses if such Losses had been such incurred directly by the Trading Advisor.  “Losses” is defined in the advisory agreement to mean claims, damages, liabilities (joint and several), costs and expenses, including any reasonable investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement, provided that the indemnifying party shall have approved such settlement.  The termination of any demand, claim, lawsuit, action or proceeding by settlement will not, in itself, create a presumption that the conduct in question was not undertaken in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the HCFA Master Fund.

Use of Proceeds and Cash Management Income

Subscription Proceeds

The HCFA Master Fund’s assets will be used for the HCFA Master Fund’s trading activity, expenses and redemptions.  The primary use of the proceeds of the sale of the Units is to permit the Trading Advisor, through the HCFA Master Fund, to trade on a speculative basis in futures and other commodity-related investments on behalf of the HCFA Master Fund, on a speculative basis via the Trading Program.  While being used for this purpose, the HCFA Master Fund’s assets also generally will be available for cash management.

Markets Traded

The HCFA Master Fund engages in speculative trading in the U.S. and non-U.S. futures and forward markets.  The HCFA Fund’s commitments to different types of markets — U.S. and non-U.S., regulated and non-regulated — differ substantially from time to time, as well as over time.  The HCFA Master Fund has no diversification policy restricting its concentration in any of these different types of markets.

Custody of Assets

Certain of the HCFA Master Fund’s assets will be held in customer-segregated accounts at MLPF&S or its affiliates in cash or invested in CFTC authorized investments for customer funds, including, without limitation, commercial paper, U.S. government and government agency securities, prime non-U.S. government securities, corporate notes and money market funds.  However certain of such assets are not required to be, and generally are not, held in customer segregated accounts.  For example, assets used as collateral for margin trading in the OTC forward markets, including assets held by Merrill Lynch International Bank (“MLIB”) as F/X prime broker and counterparty, are typically not segregated.

For so long as Merrill Lynch indirectly owns, as a result of investing any “seed” capital as described below or otherwise, 10% or more of the HCFA Master Fund, the HCFA Master Fund’s account will be considered a “proprietary account” pursuant to applicable CFTC regulations and the HCFA Master Fund’s assets will not be afforded the same protections as “customer funds” held in customer segregated accounts.  Merrill Lynch has provided seed capital to the HCFA Master Fund, and, as a result, currently owns, indirectly, more than 10% of the HCFA Master Fund’s account at MLPF&S and will continue to hold 10% or more of such account for some time.  See “Security Ownership of Certain Beneficial Owners and Management—Security Ownership of Management,” below.

Interest

The HCFA Master Fund generally will earn interest, as described below, on its cash, which is deemed to include, in addition to actual cash held by the HCFA Master Fund, its “open trade equity” i.e., equity attributable to unrealized gain and loss marked to market daily on open positions.  Cash is held primarily in U.S. dollars, and to a lesser extent in foreign currencies.  Cash does not include, and the HCFA Master Fund does not earn interest income on, the HCFA Master Fund’s gains or losses on its open forward, commodity option and certain non-U.S. futures positions since these gains and losses are not collected or paid until such positions are closed out.

The HCFA Master Fund’s cash may be greater than, less than or equal to the HCFA Master Fund’s net asset value, on which the underlying redemption value of the Units is based, primarily because net asset value reflects all gains and losses on open positions as well as accrued but unpaid expenses.

MLPF&S intends to pay interest on the HCFA Master Fund’s cash, irrespective of how such cash is held or invested, at the most favorable rate payable by MLPF&S to accounts of Merrill Lynch affiliates, which will consist of the current federal funds rate of interest minus a spread based on the currency held.  MLPF&S will receive the amount of the spread, in addition to any amounts it receives over the federal funds rate due to its investing activities, as well as any amounts it, or its affiliates, receive in brokerage commissions as described herein.  The HCFA Master Fund receives interest on its cash held in excess of margin.  MLPF&S retains the additional economic benefit derived from possession of the HCFA Master Fund’s cash, which includes the ability to invest such cash throughout MLPF&S’s cash management programs, which may include investments in vehicles managed or sponsored by MLPF&S or its affiliates.

MLPF&S, in the course of acting as commodity broker for the HCFA Master Fund, may lend certain currencies to, and borrow certain currencies from, the HCFA Master Fund.  In the course of doing so, MLPF&S both retains certain amounts of interest and receives other economic benefits.  In doing so, MLPF&S follows its standard procedures for paying interest on the assets of the commodity pools sponsored by the Sponsor and other MLPF&S affiliates and traded through MLPF&S.

Net Asset Value

The Fund will calculate the net asset value per each class of Units (“Class”) as of the close of business on the last business day of each calendar month and such other dates as the Sponsor may determine in its discretion.  On a monthly basis, the Sponsor, pursuant to applicable CFTC regulations, sends to each Investor summary financial information for the Fund for the prior month, including relevant net asset values.  The Fund’s net asset value as of any date will generally equal the net asset value of the Fund’s investment in the HCFA Master Fund under the management of the Trading Advisor as of such date, plus any other assets held by the Fund, minus Sponsor’s Fees (as defined below), organizational expense amortization and any operating costs and other liabilities of the Fund. The net asset value of the Fund’s investment in the HCFA Master Fund will reflect reduction (at the HCFA Master Fund level) for accrued brokerage commissions, Management Fees and Performance Fees (as defined below), trading liabilities and any operating costs and other liabilities of the HCFA Master Fund.  The net asset value of each Class as of any date will generally equal the net asset value of the Fund attributable to such Class, after the deduction of all transaction costs and operating expenses, but prior to accrual of the Sponsor’s Fees, less the Sponsor’s Fees charged specifically to that Class.  The net asset value of each Class is then divided equally among all Units of such Class in order to calculate the net asset value per Unit.  As a result, all Units of the same Class will have the same net asset value.

The Bank of New York Mellon, which acts as the HCFA Master Fund’s administrator, values the HCFA Master Fund’s managed futures positions. The liquidating value of a commodity futures contract or option traded on a U.S. commodity exchange is based upon the settlement price on the commodity exchange on which the particular commodity futures contract or option is traded; provided that, if a contract or option cannot be liquidated on the day with respect to which net asset value is being determined, the basis for determining the liquidating value of such contract or option will be such value as the Sponsor may deem fair and reasonable.

The liquidating value of a futures, forward or options contract not traded on a U.S. exchange is determined based upon policies established by the Sponsor, on a basis consistently applied for each different variety of contract.

The Sponsor is authorized to make all net asset value determinations including, without limitation, for purposes of determining redemption payments and calculating Sponsor’s Fees, on the basis of estimated numbers.  The Sponsor generally will not make retroactive adjustments in order to reflect the difference between estimated and final numbers, but rather reflects such difference including, for purposes of calculating redemption payments and Sponsor’s Fees, in the accounting period when such differences are determined.

The Sponsor may suspend the calculation of the net asset value of the Fund’s Units during any period for which the Sponsor is unable to value a material portion of the Fund’s positions or when the HCFA Master Fund is not reporting its net asset value.  The Fund will give notice of any such suspension to all Investors.

Reports

Each month, as required by CFTC regulations, the Sponsor sends to the Investors an account statement which includes the most recent month-end net asset value of the Fund, the percentage change from the previous month, the net asset value of the Fund’s Units and a brief summary of the Fund’s income and expenses, as well as any such other information as the Sponsor may deem appropriate.  Investors will also receive, after the close of the Fund’s fiscal year, audited financial statements and the tax information necessary for the preparation of their annual federal income tax returns.

Charges

The Fund will offer four classes (“Classes”) of Units to outside investors:  Class A, Class C, Class I and Class D.  Each Class participates on equal terms in the profits and losses of the Fund and has equal ownership rights in the equity thereof.  Classes are differentiated only by the fees paid by each and the type of investor eligible to invest in each.  Class eligibility is determined on the basis of an Investor’s total investment in all FuturesAccess Funds, HedgeAccess Funds (as defined below) and certain other funds or programs sponsored by the Sponsor or its affiliates (“Total Investment”).

Although the Sponsor uses the term “Class” to distinguish the four types of units of limited liability company interest, and while the four types have different fees and investment minimums, they have the same rights, preferences and privileges, and the Sponsor therefore does not believe that different fees and investment minimums are sufficient differences to make them four separate “classes” under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”).

No minimum Total Investment is required to invest in Class A or Class C Units, other than the minimum subscription amounts required to invest in the Fund.  As described in more detail below, Class A Units are subject to a one-time, upfront sales commission (“sales commission”) of between 1.0% and 2.5%, depending on the size of the subscription, and Class C Units are not subject to a sales commission but pay a higher Sponsor’s Fee (as defined below) than the Class A Units.  Investors with a Total Investment of $5,000,000 or more are eligible to purchase Class I Units.  Investors with investments in the Fund of $5,000,000 or more or a Total Investment of $15,000,000 or more are eligible to purchase Class D Units.

Merrill Lynch has provided initial “seed” capital to enable the HCFA Master Fund to begin trading, before sufficient client capital has been raised, to meet the HCFA Master Fund’s minimum capitalization parameters.  See “Security Ownership of Certain Beneficial Owners and Management—Security Ownership of Management,” below.  Seed capital is invested in Class Z Units which do not have a minimum subscription amount requirement.  However, neither the Sponsor nor any other Merrill Lynch entity has any obligation to “seed” the HCFA Master Fund.  Class Z Units are not subject to Sponsor’s Fees.  Class Z Units may be redeemed at any time on no notice.

Other classes may be offered from time to time, with such terms as determined by the Sponsor in its sole discretion.

Description of Current Charges

Recipient	Nature of Payment	Amount of Payment
MLPF&S	Sales Commission
Sales commissions are based on gross subscription amounts, i.e., the total subscription prior to deduction of the sales commission.

Class A
1.00% – 2.50%

The initial sales commission applicable to subscriptions for Class A Units are as follows:

Total Investment of less than $1,000,000                                                   2.5%
Total Investment of at least $1,000,000,
less than $2,000,000                                                                                      2.0%
Total Investment of at least $2,000,000,
less than $3,000,000                                                                                      1.5%
Total Investment of at least $3,000,000,
less than $5,000,000                                                                                      1.0%

Class C
None

Class I
Up to 0.50%, subject to negotiation by individual Investors, but not to exceed 0.50% in any case

Class D
Up to 0.50%, subject to negotiation by individual Investors, but not to exceed 0.50% in any case

The Sponsor may waive or reduce sales commissions for certain Investors without entitling any other Investor to such waiver or reduction.

Recipient	Nature of Payment	Amount of Payment
The Sponsor	Sponsor’s Fees (asset-based)
Class A Units, which pay a sales commission, pay the Sponsor a monthly Sponsor’s Fee of 1/12 of 1.5% of their month-end net asset value.

Class C Units, which pay no sales commissions, pay the Sponsor a monthly Sponsor’s Fee of 1/12 of 2.5% of their month-end net asset value.

Class I Units, which pay a sales commission, pay the Sponsor a monthly Sponsor’s Fee of 1/12 of 1.1% of their month-end net asset value.

Class D Units, which pay a sales commission, pay no Sponsor’s Fees.

Net asset value, for purposes of calculating the Sponsor’s Fee, is calculated prior to reduction for the Sponsor’s Fee being calculated.

The Sponsor will charge the Sponsor Fee at the Fund level, rather than the HCFA Master Fund level.

The Sponsor may waive, reduce or rebate Sponsor’s Fees for certain Investors without entitling any other Investor to a waiver or reduction.

The Trading Advisor; the Sponsor	Management Fees (asset-based)
As of the last business day of each calendar month, the HCFA Master Fund will pay the Trading Advisor a Management Fee equal to 1/12 of 1.5% (a 1.5% annual rate) of the month-end net asset value of the HCFA Master Fund, prior to reduction for the Management Fees being calculated or for any accrued Performance Fees, as described below.  In order to help defray the costs of the Sponsor’s sponsoring and providing ongoing administration and operational support to the HCFA Master Fund, the Trading Advisor will pay, or direct the HCFA Master Fund to pay, the Sponsor an amount equal to 40% of the Management Fee.

Recipient	Nature of Payment	Amount of Payment
The Trading Advisor	Performance Fees
The HCFA Master Fund will pay to the Trading Advisor, as of each December 31 (“Performance Fee Calculation Date”), a Performance Fee equal to 15% of the New Trading Profit (defined below) attributable to the class of shares of the HCFA Master Fund in which each of the Fund, the BA Feeder and the Offshore Feeder invest.  Performance Fees will be charged as of each year end as well as on net redemptions from the HCFA Master Fund.  Performance Fees will be calculated and charged separately with respect to each Feeder Fund rather than for the HCFA Master Fund as a whole.  As a result each Feeder Fund’s investment in the HCFA Master Fund will have its own High Water Mark and increases and decreases in net asset value will be separately determined in calculating Performance Fees.  Performance Fees will be calculated with respect to each class separately, irrespective of the performance experienced by different investors in each of the Feeder Funds.

Since the Management Fees and Performance Fees will be charged at the HCFA Master Fund level, the Sponsor’s Fee and any other expenses taken at the Fund level will not be deducted from the net asset value of the HCFA Master Fund for purposes of calculating the Management Fee or in determining the increase or decrease in net asset value of the Fund’s investment in the HCFA Master Fund for purposes of calculating the Performance Fee.  The charging of these fees at the HCFA Master Fund level also means that the Sponsor’s Fee will be charged on net asset value of the Fund after reduction for the Management Fee and Performance Fee.  Since Performance Fees will be calculated based on the Fund’s investment in the HCFA Master Fund and not the overall performance of the HCFA Master Fund, the Fund could be subject to Performance Fees despite the HCFA Master Fund’s incurring losses in the aggregate due to the timing of the Fund’s investment in the HCFA Master Fund.

“New Trading Profit” equals any increase in the net asset value of the Fund’s investment in the HCFA Master Fund as of the current Performance Fee Calculation Date over the High Water Mark attributable to such investment. The High Water Mark attributable the Fund’s investment in the HCFA Master Fund is equal to the highest net asset value of the Fund’s investment in the HCFA Master Fund after reduction for the Performance Fee then paid, as

Recipient	Nature of Payment	Amount of Payment

any preceding Performance Fee Calculation Date over the life of the HCFA Master Fund.  The High Water Mark will be increased dollar-for-dollar by new subscriptions and decreased proportionately when capital withdrawals attributable to the Fund are made from the HCFA Master Fund.  The proportionate High Water Mark reduction made as a result of capital withdrawals shall be calculated by multiplying the High Water Mark in effect immediately prior to such capital withdrawal by a fraction, the numerator of which is the aggregate net asset value of the Fund’s investment in the HCFA Master Fund immediately following such capital withdrawal and the denominator of which is the net asset value of the Fund’s investment in HCFA Master Fund immediately before such capital withdrawal, in each case prior to reduction for any accrued Performance Fee.  New Trading Profit is calculated prior to the reduction for any Performance Fees being calculated as of the Performance Fee Calculation Date.  In addition, net asset value for purposes of calculating the Performance Fee will not include any interest income earned by the HCFA Master Fund and will not be reduced by the Sponsor’s Fees, although interest income will increase, and the Sponsor’s Fees will decrease, net asset value for purposes of determining the value of the Units.

The Performance Fee is equal to 15% of New Trading Profit as of the Performance Fee Calculation Date.  For example, if the Fund’s investment in the HCFA Master Fund had a High Water Mark of $40 million, and the Fund’s investment in the HCFA Master Fund had a value of $39 million at the beginning of the period for which the Performance Fee is being calculated and a value of $42 million at the end of the period, the Performance Fee would equal 15% of $2 million, or $300,000, and the new High Water Mark would equal $41.7 million.

MLPF&S	Brokerage Commissions
The principal operating costs of the HCFA Master Fund are the per-trade brokerage commissions paid to MLPF&S (a portion of which is paid to the HCFA Master Fund’s executing brokers, which may or may not include MLPF&S, as commissions for their execution services).

The HCFA Master Fund’s brokerage commissions are paid on the completion or liquidation of a trade and are referred to as “round-turn” commissions, which cover both the initial purchase (or sale)

Recipient	Nature of Payment	Amount of Payment

and the subsequent offsetting sale (or purchase) of a single commodity futures contract.  If 100 contracts are included in a single trade, 100 round-turn commissions are charged.  The brokerage commission rate charged in respect of the Trading Advisor may vary based on the frequency of its trading.  If the Trading Advisor has faster turnover, the Trading Advisor may be charged a lower per trade rate in an attempt to maintain the overall brokerage costs of the different FuturesAccess Funds at generally comparable levels.  However, the commission expenses of the different FuturesAccess Funds, both in the aggregate and on a “round-turn” basis, will vary, perhaps materially.

The “round-turn” commissions paid by the HCFA Master Fund on futures exchanges are expected to be approximately $15 per round-turn plus fees, except in the case of certain non-U.S. contracts on which the rates may be as high as $100 per round-turn plus fees due, in part, to the large size of the contracts traded.

Various Banks and Dealers, including Merrill Lynch International Bank	Currency (F/X) Dealer Spreads
The HCFA Master Fund’s currency trades, if any, may be executed in the spot and forward foreign exchange markets (the “F/X Markets”) in which there are no direct execution costs.  Instead, the banks and dealers in the F/X Markets, including MLIB, an affiliate of the Sponsor, would take a “spread” between the prices at which they are prepared to buy and sell a particular currency, and such spreads are built into the pricing of the spot or forward contracts with the HCFA Master Fund.

Should the HCFA Master Fund engage in exchange of futures for physical (“EFP”) trading, the HCFA Master Fund would acquire cash currency positions through banks and dealers, including Merrill Lynch.  The HCFA Master Fund would pay a spread when it exchanges these positions for futures.  This spread would reflect, in part, the different settlement dates of the cash and the futures contracts, as well as prevailing interest rates, but also would include a pricing spread in favor of the dealer, which will often be Merrill Lynch.

Service Providers, including Merrill Lynch Entities	Operating Costs
The Fund pays, in addition to the other expenses described above, its operating costs and its pro rata share of the operating costs of the HCFA Master Fund including, without limitation:  execution and clearing brokerage commissions, as described above; forward and other over-the-counter trading spreads, as described above;

Recipient	Nature of Payment	Amount of Payment

fees and other related charges; administrative, transfer, exchange and redemption processing, legal, regulatory, reporting, filing, tax, audit, escrow, accounting and printing fees and expenses, as well as extraordinary expenses.  Operating costs are allocated pro rata among the Fund’s Classes of Units, as well as, when applicable, among the HCFA Master Fund’s classes of shares, based on their respective net asset values.  Investors thus pay directly the operating costs of the Fund and pay indirectly their pro rata share of the operating costs of the HCFA Master Fund.
The Sponsor retains outside service providers to supply certain services to FuturesAccess, including, without limitation, legal, tax reporting, custody, accounting, administrative and escrow services.  Operating costs include the Fund’s, as well as the HCFA Master Fund’s, allocable share of the fees and expenses of these outside service providers, as well as the fees and expenses of any Merrill Lynch entity or other service providers which may be retained to provide these or other services in the future.  Certain other costs related to FuturesAccess as a whole including, for example, additional third party service providers and costs related to improvements over the entire platform, such as a consultant brought in to improve processes platform wide, are allocated pro rata among all FuturesAccess Funds, including the Fund and HCFA Master Fund.  These costs will vary significantly from period to period.

The Sponsor	Organization-al and Initial Offering Costs
The Fund charges the costs associated with the organization and initial offering of the Fund to Investors. For operational purposes, i.e., for processing subscriptions and redemptions and for reporting purposes, these costs are amortized against net asset value at the Fund level in 60 monthly installments, beginning with the first month-end after the initial issuance of Units.  If such costs are deemed material, however, they will be treated differently for financial reporting purposes than for operational purposes.  In this event, for financial reporting purposes, organizational costs would be fully expensed upon the Fund’s launch, and initial offering costs would be amortized over the first twelve months of the Fund’s operations.  The Fund ultimately pays for all of these costs and will reimburse the Sponsor for any such costs that it advanced on behalf of the Fund.

Recipient	Nature of Payment	Amount of Payment
N/A	Ongoing Offering Expenses
The Fund will pay its own ongoing offering expenses, which are allocated pro rata among each Class of Units in accordance with their respective net asset values.  The ongoing offering expenses payable by the Fund are not expected to exceed $100,000 per year, although these expenses could exceed this estimate during any given year.

Conflicts of Interest

Merrill Lynch-Affiliated Entities

Other than the Trading Advisor and certain executing brokers utilized by the Trading Advisor, all parties involved in the operations of the Fund and the HCFA Master Fund are affiliated with Merrill Lynch.  Consequently, many of the business terms of the Fund and the HCFA Master Fund have not been negotiated at arm’s-length.

Were Investors to seek redress from BOA/ML for damages relating to the offering of the Units or the operations of the Fund, they would be unlikely to have recourse against any BOA/ML entity, such as ML & Co., which is not a direct party to an agreement with the Fund.  Even in the case of direct entities, Investors would likely have recourse only on a derivative basis, suing not individually but in the right of the Fund.

MLPF&S and MLIB

MLPF&S executes, and MLIB acts as counterparty to, trades for many different clients in the same markets at the same time.  Consequently, other clients may receive better prices than the HCFA Master Fund on some trades, causing the HCFA Master Fund to pay higher prices for its positions.

Many MLPF&S clients pay lower futures brokerage rates, and many MLIB clients pay lower prime brokerage fees and lower bid-ask spreads on OTC F/X trading, if any, than the HCFA Master Fund.  Brokerage commissions and bid-ask spreads have a major impact on the HCFA Master Fund’s performance, and the cumulative effect of the higher rates paid by the HCFA Master Fund is material.

MLPF&S and MLIB each must allocate their resources among many different clients.  They have financial incentives to favor certain accounts over the HCFA Master Fund, including by devoting more business time to such other accounts or by providing lower brokerage commissions to accounts with higher trading volume than the HCFA Master Fund.  Because of the competitive nature of the markets in which the HCFA Master Fund trades, to the extent that either of MLPF&S or MLIB prefers other clients over the HCFA Master Fund, the HCFA Master Fund is likely to have lower investment performance than is otherwise the case.

MLPF&S and MLIB do not have to compete to provide services to the HCFA Master Fund; consequently, there is no independent check on the quality of their services.

The Sponsor

Use of Merrill Lynch Affiliates

The Sponsor and its affiliates are the Fund’s and the HCFA Master Fund’s primary service providers, other than the Trading Advisor and certain executing brokers utilized by the HCFA Master Fund, and will remain so even if using other firms would be more advantageous for the HCFA Master Fund.  Because the Fund’s and the HCFA Master Fund’s primary service providers are the Sponsor or its affiliates, the principals or key employees of the Sponsor may be associated persons of these primary service providers.

Proprietary Investments

From time to time, the Sponsor or Merrill Lynch may have substantial proprietary investments with the Trading Advisor.  The Sponsor and Merrill Lynch have a conflict of interest in allocating capital to the Trading Advisor, and the terms of the Sponsor’s or Merrill Lynch’s proprietary investment with the Trading Advisor may have substantially different terms than those the Sponsor or Merrill Lynch would receive by investing into the Fund, including the potential for more advantageous fees and liquidity than are offered to Investors.

Other Funds Sponsored by the Sponsor

The Sponsor might be able to add more value to the Fund if certain Sponsor personnel were to focus exclusively on managing the Fund, but none do so.  The Sponsor is a registered investment adviser and commodity pool operator and operates trading accounts other than the Fund because these accounts generate significant revenues for the Sponsor, and also diversify the Sponsor’s exposure to one or more of such accounts’ performing poorly.  The amount of time the Sponsor will devote to managing the Fund will vary significantly over time and is very difficult to quantify, but the Sponsor believes that the time it devotes to the Fund will be sufficient for the Sponsor to manage the Fund in accordance with its obligations and duties to the Fund.

The Sponsor sponsors or manages a total of 192 funds other than the Fund, including 14 other FuturesAccess Funds, 2 commodity pools not included in FuturesAccess and 176 funds which trade primarily in securities rather than commodities, including hedge funds, funds of funds and private equity funds.  These funds are generally privately offered and may compete with or take positions opposite the HCFA Master Fund.  The Sponsor does not attempt to ensure any consistency of trading results across the pools it sponsors.  Each of these funds presents a potential conflict for the time and services of the Sponsor’s personnel and the Sponsor may have financial incentives to favor certain of such funds over the Fund, such as in cases where these other funds pay higher fees or attract more subscriptions than the Fund.

Certain clients of the Sponsor pay materially lower brokerage rates than does the HCFA Master Fund.  In particular, certain institutional clients of Merrill Lynch receive, as a result of arm’s-length negotiations, better commission rates than the HCFA Master Fund.

There is, in general, a shortage of qualified futures trading advisors available to manage customer assets.  The Sponsor has a conflict of interest in selecting the Trading Advisor for the HCFA Master Fund and trading advisors for other accounts sponsored by the Sponsor.

Per-Trade Revenues

Because the FuturesAccess Funds, including the HCFA Master Fund, pay brokerage commissions and forward trading spreads to MLPF&S and MLIB on a per trade basis, the Sponsor has an incentive to select trading advisors for FuturesAccess, including the Trading Advisor, which trade in higher volume, generating more revenue for MLPF&S and MLIB.

The Trading Advisor

Other Clients and Business Activities of the Trading Advisor

The HCFA Master Fund might benefit significantly from an exclusive focus by the Trading Advisor on the HCFA Master Fund rather than on its other accounts, including accounts owned by its principals.  The HCFA Master Fund could be adversely affected by the fact that the Trading Advisor trades other accounts at the same time that it is managing the HCFA Master Fund’s account. The Trading Advisor has numerous different clients and financial incentives to favor certain of such clients over the HCFA Master Fund.  The amount of time the Trading Advisor will devote to managing the account of the HCFA Master Fund will vary significantly over time and is very difficult to quantify, but the Sponsor believes will be sufficient for the Trading Advisor to discharge its duties to the HCFA Master Fund.

Other client accounts managed by the Trading Advisor may significantly outperform the HCFA Master Fund.

The Trading Advisor and its principals devote a substantial portion of their business time to ventures and accounts other than managing the HCFA Master Fund, including, in some cases, ventures that are unrelated to futures trading.

The Trading Advisor acts, or may in the future act, as sponsor of its own single- or multi-advisor futures funds.  These funds may, from time to time, be in direct competition with the HCFA Master Fund for positions in the market.  The Trading Advisor may advise accounts or funds that trade the same or substantially the same strategy as the HCFA Master Fund and which may be in competition for the same positions in the market.

Brokers and Dealers Selected by Trading Advisor

The Trading Advisor may require, as a condition of its managing the HCFA Master Fund’s account, that the account trade through certain non-Merrill Lynch brokers with which the Trading Advisor has ongoing business dealings, even though Merrill Lynch remains the clearing broker for the HCFA Master Fund.  The Trading Advisor may have a conflict of interest between insisting on the use of these brokers and using the brokers most advantageous for the HCFA Master Fund.

The Trading Advisor may execute trades for the HCFA Master Fund’s account through executing brokers affiliated with the Trading Advisor.

Performance Fees

The fact that the Trading Advisor is eligible to receive Performance Fees may cause it to trade in a more speculative fashion than it otherwise would.

Financial Advisors

“Financial Advisors” are the individual Merrill Lynch brokers who deal directly with Merrill Lynch clients.  Financial Advisors are compensated, in part, on the basis of the amount of securities commissions which they generate from client transactions.  Financial Advisors receive ongoing compensation and, in certain cases, initial selling commissions on the Units they sell and have a financial incentive to encourage Investors to purchase, and discourage Investors from redeeming, Units.

Proprietary Trading

The Sponsor, MLPF&S and the Trading Advisor, and their respective affiliates, principals, key employees and related persons may trade in the commodity markets for their own accounts as well as for the accounts of their clients.  Records of this trading will not be available for inspection by Investors.  These persons may take positions which are the same as or opposite to those held by the HCFA Master Fund.  As a result of a neutral allocation system, testing a new trading system, trading their proprietary accounts more aggressively or other actions not in violation of their fiduciary or other duties, these persons may from time to time take positions in their proprietary accounts ahead of the positions taken for the HCFA Master Fund.  In addition, on occasion orders may be filled more advantageously for the account of one or more such persons than for the HCFA Master Fund’s account.

Direct and Indirect Investors

Investors will be permitted to invest directly in the Fund and the Fund may, in the future, be an underlying fund for the Trend-Following Fund, Systematic Momentum or other funds of funds managed by the Sponsor in the future.  Under certain circumstances, the potentially disparate interests of the direct Investors and the relevant fund(s) of funds could materially adversely affect one or both groups of investors.  For example, the Sponsor, in managing the relevant multi-advisor fund(s) of funds, has a conflict of interest when reallocating capital away from one underlying fund to another between acting in the best interests of the fund of funds investors and of the direct investors.  As a result, the Sponsor may not make allocations that it would otherwise have considered in the best interest of the relevant fund(s) of funds.  Further, the Sponsor may allocate additional fund of fund capital to an underlying fund, such as the Fund, even though doing so prevents the direct Investors from themselves investing more due to capacity constraints.

Permitting different sets of investors to participate in the same underlying portfolios increases both the conflicts of interest and the potential risks to which such Investors are subject.

           Transactions Between Merrill Lynch and the Fund or HCFA Master Fund

Many of the service providers to the Fund or the HCFA Master Fund, including the exclusive clearing broker for the HCFA Master Fund, MLPF&S, are affiliates of Merrill Lynch.  Merrill Lynch negotiated with the Trading Advisor regarding the level of its Management Fee and Performance Fee and certain other terms of its advisory agreement.  However, the fees paid by the Fund or the HCFA Master Fund to any Merrill Lynch parties were established by such parties based on rates charged to similarly-situated customers rather than being negotiated, and they are higher than would have been obtained in arm’s-length bargaining.

The HCFA Master Fund pays Merrill Lynch substantial prime brokerage commissions on spot and forward currency trades.  The HCFA Master Fund also will pay MLPF&S interest on short-term loans extended by MLPF&S to cover losses on foreign currency positions.  Merrill Lynch retains certain economic benefits from possession of the HCFA Master Fund’s capital.

In the case of EFP transactions with MLIB, Merrill Lynch recognizes certain incremental profits from the “differential” at which the HCFA Master Fund’s cash currency positions are exchanged for futures.  Consequently, the Sponsor may have a financial incentive to encourage the Trading Advisor to trade EFPs to a greater extent than it otherwise might.

Certain entities in the Merrill Lynch organization, including, but not limited to, MLPF&S and MLIB, are the beneficiary of the revenues generated from the HCFA Master Fund.  The Sponsor controls the management of the Fund and the HCFA Master Fund, and serves as sponsor of each.  Although the Sponsor has not sold any assets directly to the Fund or the HCFA Master Fund, Merrill Lynch makes substantial profits from the Fund and the HCFA Master Fund due to the foregoing revenues.

To the extent that cash is placed with affiliates of Merrill Lynch, Merrill Lynch indirectly receives certain economic benefits and therefore has a conflict of interest in selecting these third parties.  For example, Merrill Lynch may invest in money market funds managed by its affiliates and, therefore, potentially benefits from its economic interest in these affiliates whenever these affiliates receive compensation for managing cash invested in money market investment funds managed by the affiliates.

No loans have been, are or will be outstanding between the Sponsor or any of its principals and the Fund.

Regulation

The Sponsor is registered with the CFTC as a CPO and a CTA and is a member of the NFA in these capacities.  The Trading Advisor is registered with the CFTC as a CPO and a CTA and is a member of the NFA.  MLPF&S is registered with the CFTC as a futures commission merchant and is a member of the NFA in this capacity.  MLPF&S is a clearing member of the Chicago Mercantile Exchange, and is either a clearing member or member of all other principal U.S. futures and futures options exchanges.

Other than in respect of requirements arising from the registration of the Fund’s securities under Section 12(g) of the Exchange Act, the Fund is generally not subject to regulation by the SEC.  In particular, as the Fund trades primarily in commodity interests rather than securities, the Fund qualifies for an exclusion from the definition of, and is not registered as, an “investment company” under the Company Act.  Consequently, Investors will not have the benefit of the investor protection provisions afforded by the Company Act.  However, the Sponsor itself is registered as an “investment adviser” under the Investment Advisers Act of 1940.  MLPF&S is also regulated by the SEC and the Financial Industry Regulatory Authority, Inc.

Registered CPOs and CTAs are subject to significant disclosure, reporting and recordkeeping requirements under CFTC regulations.  Although compliance with these requirements afford investors certain benefits, they also increase administrative burdens and expenses.  The Sponsor, MLPF&S and the Fund are also subject to anti-money laundering regulations and offering restrictions with respect to the sale of the Units pursuant to Rule 506 under Regulation D of the Securities Act.  These restrictions limit the type of investor that may purchase Units.

The CFTC and the U.S. commodities exchanges have established limits referred to as “speculative” position limits on the maximum net long or net short speculative positions that any person may hold or control in any particular futures or options contracts traded on U.S. commodities exchanges.  All commodity accounts controlled by the Trading Advisor are combined for speculative position limit purposes.  The Trading Advisor could be required to liquidate positions held for the HCFA Master Fund, or may not be able to fully implement trading instructions generated by its trading models, in order to comply with such limits.  Any such liquidation or limited implementation could result in substantial costs to the HCFA Master Fund.  Additionally, most U. S. exchanges also limit the maximum change in some, but not all, futures prices during any single trading day.  These price limits may have an impact on the HCFA Master Fund’s trading method because once the price limit has been reached, it becomes very difficult to execute trades in the same direction the market has moved.  These price limits apply on a day-to-day basis, and therefore do not limit ultimate losses, but may reduce or temporarily eliminate liquidity.

CFTC regulations also prohibit trading advisors from trading certain instruments for accounts of U.S. persons such as the Fund.  As a result, some instruments that may be traded by the Trading Advisor for its non-U.S. accounts may not be traded for the HCFA Master Fund.

Pursuant to CFTC regulations, MLPF&S, as the HCFA Master Fund’s futures commission merchant, is required to segregate assets for on-exchange futures (and options on futures) trading.  If the assets of the HCFA Master Fund were not so segregated by MLPF&S, the HCFA Master Fund would be subject to the risk of the failure of MLPF&S.  Even given proper segregation, in the event of the insolvency of MLPF&S, the HCFA Master Fund may be subject to a risk of loss of its funds and would be able to recover only a pro rata share of assets, such as U.S. Treasury bills, specifically traceable to the commodity customers of MLPF&S such as the HCFA Master Fund.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Reform Act”) was enacted in July 2010.  The Reform Act includes provisions that comprehensively regulate the over-the-counter derivatives markets for the first time.  The Reform Act requires that a substantial portion of over-the-counter derivatives be executed in regulated markets and submitted for clearing to regulated clearinghouses.  Those over-the-counter derivatives may include over-the-counter foreign exchange forwards and swaps which are traded by the HCFA Master Fund, although the U.S. Treasury has the discretion to exclude foreign exchange forwards and swaps from certain of the new regulatory requirements.  If these forwards and swaps are not so excluded, the Reform Act may require them to be cleared and may subject the HCFA Master Fund, the Trading Advisor, the Sponsor and/or the Fund’s counterparties to additional regulatory requirements including minimum initial and variation margin requirements, minimum capital requirements, registration with the SEC and/or the CFTC, new business conduct standards, disclosure requirements, reporting and recordkeeping requirements, transparency requirements, position limits, limitations on conflicts of interest and other regulatory burdens.  Some or all of these requirements may apply even if forwards and swaps are not excluded by the U.S. Treasury.  These new regulatory burdens would further increase the dealers’ costs, which are expected to be passed through to other market participants such as the HCFA Master Fund in the form of higher fees and less favorable dealer marks.  They may also render certain strategies in which the Trading Advisor might otherwise engage impossible, or so costly that they will no longer be economical, to implement.

The Reform Act includes a provision that has come to be known as the “Volcker Rule” that places significant limitations on the ability of a “banking entity” to sponsor or invest in hedge funds, private equity funds or similar funds (collectively, “private funds”).  The term “banking entity” generally includes a company that controls a Federal Deposit Insurance Corporation (“FDIC”)-insured depository institution, such as Bank of America, or a non-U.S. bank that is treated as a bank holding company and any affiliate or subsidiary of any such company, such as the Sponsor, and other systemically significant organizations regulated by the Federal Reserve.  Under certain circumstances the Volcker Rule will permit a banking entity to organize and make or retain a de minimis investment in a private fund, in connection with the banking entity’s fiduciary or investment advisory business.  The implementation of the Volcker Rule requires rulemaking from multiple federal government agencies, including the SEC, CFTC, the Federal

Reserve and various other banking regulators.  On October 11, 2011 the proposed Volcker Rule was issued for comments.  The Volcker Rule is effective in July 2012 and provides for a conformance period of up to two years following the effective date.  There is uncertainty regarding what the rule will ultimately require.

(d)	Financial Information about Geographic Areas

The Fund has no operations in foreign countries, although the HCFA Master Fund trades on non-U.S. exchanges and other non-U.S. markets.  The HCFA Master Fund is organized under the laws of the Cayman Islands.  The Fund does not engage in sales of goods or services.

(e)	Available Information

Not applicable.

(f)	Reports to Investors

Not applicable.

(g)	Enforceability of Civil Liabilities Against Foreign Persons

Not applicable.

(h)	Smaller Reporting Companies

The requirements of Reg. S-K Item (h)(4)(i) through (xi) and (h)(5) are not applicable.  The Fund has no employees of its own.

ITEM 1A:  RISK FACTORS

Not applicable, the Fund is a smaller reporting company.

ITEM 2:  FINANCIAL INFORMATION

The Fund has only recently been organized and, as of November 1, 2011, has no meaningful performance history.

ITEM 3:  PROPERTIES

The Fund does not own or use any physical properties in the conduct of its business.  The Sponsor or an affiliate performs administrative services for the Fund from the Sponsor’s office, but the Sponsor bears its own overhead costs, including the costs of the Sponsor’s facilities.

ITEM 4:  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)	Security Ownership of Certain Beneficial Owners

Not applicable.

(b)	Security Ownership of Management

The Fund has no officers or directors.  Under the terms of the Operating Agreement, the Fund’s affairs are managed by the Sponsor, which has discretionary authority over the Fund’s trading (although this authority has been delegated to the Trading Advisor with respect to the Fund’s investment in the HCFA Master Fund).  As of December 1, 2011, the Sponsor and the principals of the Sponsor did not own any Units.

Merrill Lynch provided approximately $23.8 million in “seed capital” to meet minimum initial investment amount currently required by the Trading Advisor for the HCFA Master Fund to commence operations, indirectly through an investment in the Fund.  Once the capitalization of the HCFA Master Fund, including Merrill Lynch seed capital, exceeds $35 million Merrill Lynch intends to redeem its seed capital. To the extent Merrill Lynch redeems such seed capital, it will redeem $1 of its investment in the applicable Feeder Fund for each $1 in new net investments — i.e., net subscriptions by investors, after reduction for upfront sales commissions, as applicable, minus redemptions — to the applicable Feeder Fund.  Any such redemption of seed capital will be made monthly without notice to investors in the relevant Feeder Fund and without regard to any redemption notice requirement, or any other liquidity restraints related to redemptions, of the Feeder Fund.

(c)	Changes in Control

None.

ITEM 5:  DIRECTORS AND EXECUTIVE OFFICERS

(a) and (b)  Identification of Directors and Executive Officers.

The Fund itself has no officers or directors, but is managed by the Sponsor.  Accordingly, Investors do not receive the benefit of a direct fiduciary relationship with the officers and managers of the Sponsor.  The Sponsor has a board of managers rather than a board of directors.  In each case below, the managers and officers of the Sponsor are not independent and are employed for an indefinite term, subject to removal by the Sponsor.

The principal officers and managers of the Sponsor and their business backgrounds as of December 1, 2011 were as follows:

Name	Title	Age
JUSTIN C. FERRI	Chief Executive Officer, President, and Manager	36
JAMES L. COSTABILE	Vice President and Manager	36
PAUL D. HARRIS	Vice President and Manager	41
DEANN MORGAN	Vice President and Manager	42
COLLEEN R. RUSCH	Vice President and Manager	44
BARBRA E. KOCSIS	Chief Financial Officer and Vice President	45

Justin C. Ferri has been the Chief Executive Officer and President of the Sponsor since August 2009.  Mr. Ferri has been listed as a principal of the Sponsor since July 29, 2008.  He has been registered with the CFTC as an associated person of the Sponsor since September 11, 2009.  He has served as Managing Director within the BOA/ML Global Wealth & Investment Management group (“GWIM”) and Global Wealth and Retirement Solutions group (“GWRS”) since January 2007, and has been responsible for heading GWIM’s Alternative Investments business since August 2009 and was responsible for platform and product management for the business from January 2007 until taking over as head in August 2009.  Prior to his role in GWRS, Mr. Ferri was a Director in the MLPF&S Global Private Client Market Investments & Origination group from January 2005 to January 2007 where he was responsible for the structured fund business for Merrill Lynch wealth management, and before that, he served as a Vice President and head of the MLPF&S Global Private Client Rampart Equity Derivatives team from January 2003 to January 2005.  In addition, from June 2005 to October 2010, Mr. Ferri served as President of IQ Investment Advisors LLC (“IQ”), an indirect, wholly-owned investment adviser subsidiary of ML & Co., and served as President of each of IQ’s publicly traded closed-end mutual fund companies.  Prior to joining BOA/ML in January 2002 as Vice President and Co-Head of Analytic Development, Mr. Ferri was a Vice President within the Quantitative Development group of mPower Advisors LLC, an on-line investment advice and retirement education company, from June 1999 to January 2002, and prior to that, he worked in the Private Client division of J.P. Morgan & Co., a global financial services company, from June 1997 to June 1999, working as an associate in the bank’s wealth management business for high-net worth individuals where he was responsible for the development and implementation of a wealth management client account trading system. Mr. Ferri was listed as a principal and registered as an associated person of BACAP Alternative Advisors, Inc., a commodity pool operator, from January 8, 2010 to May 5, 2010 and January 14, 2010 to May 5, 2010, respectively, where he was responsible for supervision of certain unregistered “fund of hedge fund” investment vehicles.  He was also listed as a principal of Banc of America Investment Advisors, Inc., an investment adviser and an indirect, wholly-owned subsidiary of BOA where he was responsible for supervision of certain registered and unregistered “fund of hedge fund” investment vehicles from January 2010 to September 2010.  Mr. Ferri holds a B.A. degree from Loyola College in Maryland.

James L. Costabile has been a Vice President of the Sponsor and a Managing Director within the BOA/ML Global Investments Solutions group responsible for alternative investment distribution for BOA/ML since July 2007 and US Trust since January 2009.  Mr. Costabile has been listed as a principal of the Sponsor since July 14, 2010.  He has also been registered with the CFTC as an associated person of MLPF&S since August 20, 2007.  Mr. Costabile was previously registered as an associated person of Citigroup Global Markets Inc., a broker-dealer within Citigroup, Inc., a global financial services company, from December 5, 2003 to July 6, 2007.  Mr. Costabile was responsible for, among other things, sales of alternative investment products to high net worth and institutional clientele at Citigroup Global Markets Inc. from November 7, 1997 to July 6, 2007.  As part of the Sponsor management team, Mr. Costabile oversees the team of sales professionals and specialists responsible for supporting hedge funds, private equity and real asset offerings.  Prior to joining BOA/ML in July 2007, Mr. Costabile spent ten years with Citigroup Inc., most recently as a Managing Director for Citigroup Alternative Investments, the business group responsible for the private client alternative investment business within Citigroup Inc., where he was responsible for co-heading Smith Barney Alternative Investment Distribution from February 2005 to June 2007.  Smith Barney Alternative Investment Distribution was responsible for sales and marketing of alternative products to high net worth and institutional clientele of Smith Barney Inc., an investment bank and brokerage firm.  Prior to that, Mr. Costabile held a number of positions involving sales, marketing, product management and financial advisor training within the following divisions of Citigroup, Inc.: Citigroup Alternative Investments from May 2003 to February 2005 (sales manager for hedge funds, private equity funds, structured products and exchange funds); the Private Capital Group, the business team responsible for privately placed investments to clients of Citigroup Inc.,  from February 2001 to May 2003 (sales desk manager for alternative funds for Smith Barney and Citi Private Bank); Salomon Smith Barney Alternative Investment Group, the business group responsible for alternative investments for clients of Salomon Smith Barney, Inc., from February 1999 to February 2001 (producing sales desk manager for alternative investment funds); Smith Barney Alternative Investments, the business group responsible for alternative investments for clients of the Smith Barney, Inc., from March 1998 to February 1999 (sales desk supervisor for alternative investment funds) and Smith Barney Capital Management, the business unit responsible for traditional asset management capabilities, which later merged into Citigroup Asset Management, from November 1997 to March 1998 (participating in sales, marketing and product management).  Mr. Costabile received a B.S. from Fordham University and holds the Chartered Alternative Investment Analyst designation.

Paul D. Harris has been a Vice President of the Sponsor and a Managing Director and head of Strategy and Marketing in the Alternative Investment group within GWRS since December 2009.  Mr. Harris has been listed as a principal of the Sponsor since August 26, 2010.  Mr. Harris is responsible for leading Strategy, Marketing and Information Management functional teams in developing alternative investment solutions, including hedge funds, managed futures, private equity and real assets investments for financial advisors.  Prior to joining BOA/ML in December 2009, Mr. Harris was a Managing Director at PH Investment Group, LLC, an investment management firm where he was responsible for asset allocation and investment origination, from May 2008 to November 2009, and before that a Director at Bridgewater Associates, LP, a hedge fund management company, where he was responsible for sales and relationship management with the firm’s hedge fund of fund investors, from June 2007 to March 2008.  Mr. Harris was not engaged in futures-related or other employment during April 2008 or the period beginning January 2007 through June 2007.  From June 2004 to January 2007, Mr. Harris was a Director at Citigroup Alternative Investments, the business group responsible for the private client alternative investment business within Citigroup Inc., where he was responsible for strategic initiatives, product development and channel management, and from June 2003 to June 2004, a Senior Vice President in the Strategy and Mergers and Acquisitions team at Citigroup’s investment bank.  Mr. Harris was not engaged in futures-related or other employment during the period beginning January 2003 through June 2003. From January 2002 to January 2003, Mr. Harris was the Director of Business Development at Pomona Capital, a private equity management company where he was responsible for institutional sales and investor relations.  In addition, Mr. Harris worked in strategic consulting as a Project Leader at the Boston Consulting Group, a strategic consulting services firm, from September 1999 to January 2002.  Mr. Harris holds an MBA from Harvard Business School and a BA in Economics and Politics from Essex University, UK.

Deann Morgan is a Managing Director of GWRS and has been a Vice President of the Sponsor since March 2008.  As a Vice President of the Sponsor and a Managing Director within GWRS, Ms. Morgan is responsible for overseeing GWRS Alternative Investments Origination.  From April 2006 until December 2008, Ms. Morgan was a Director for BOA/ML’s Investments, Wealth Management & Insurance group, where she was responsible for origination of private equity and listed alternative investments.  From 1999 to April 2006, Ms. Morgan worked for BOA/ML’s Investment Banking Group covering Asian corporate clients.  She received her M.B.A. from the University of Chicago and her B.B.A. from University of Michigan and is a Chartered Financial Analyst (CFA) charterholder. Ms. Morgan has been registered with the CFTC as an associated person and listed as a principal of the Sponsor since August 21, 2009.  Ms. Morgan has also been registered with the CFTC as an associated person of MLPF&S since April 13, 2009.

Colleen R. Rusch has been a Vice President of the Sponsor and a Director within GWRS responsible for overseeing GWRS Alternative Investments operations and trading platform since December 2007.  Ms. Rusch has been listed as a principal of the Sponsor since September 14, 2010.  Prior to her role in GWRS, Ms. Rusch was a Director in the MLPF&S Global Private Client — Market Investment & Origination Group (“MIO”) where she was the business manager and Chief Administrative Officer (“CAO”) for IQ Investment Advisors LLC from July 2005 to December 2007.  Prior to her role as a Director in MIO, Ms. Rusch was a Director of Merrill Lynch Investment Managers where she was responsible for originating and overseeing closed-end funds from January 2005 to July 2005 and a Vice President where she held various roles within the mutual fund business from April 1993 to December 2004.  In addition, from July 2005 to October 2010, Mrs. Rusch served as CAO and Vice President of IQ and served as Vice President and Secretary of each of IQ’s publicly traded closed-end mutual fund companies.  Ms. Rusch holds a B.S. degree in Business Administration from Saint Peter’s College in New Jersey.

Barbra E. Kocsis is the Chief Financial Officer and Vice President for the Sponsor, has been listed with the CFTC as a principal of the Sponsor since May 21, 2007 and is a Director within the BOA/ML’s Global Wealth Management Investment Services group, positions she has held since October 2006.  Ms. Kocsis’ responsibilities include providing a full range of specialized financial and tax accounting services for the Alternative Investment products offered through MLPF&S.  Prior to serving in her current roles, she was the Fund Controller of the Sponsor from May 1999 to September 2006.  Before joining the Sponsor, Ms. Kocsis held various accounting and tax positions at Derivatives Portfolio Management LLC, a back office and administrative services firm dedicated to the commodity pool and hedge fund industry, from May 1992 until May 1999, at which time she held the position of accounting director.  Prior to that, she was an associate at Coopers & Lybrand, an international public accounting firm, in both the audit and tax practices from September 1988 to February 1992.  She graduated cum laude from Monmouth College with a Bachelor of Science in Business Administration - Accounting.

(c)  Identification of Certain Significant Employees

None.

(d)  Family Relationships

None.

(e)  Business Experience

See Item 5 (a) and (b) above.

(f)  Involvement in Certain Legal Proceedings

None.

(g)  Promoters and Control Persons.

On July 31, 2007, the CFTC issued an order against the Sponsor and its affiliate Merrill Lynch Investment Managers, L.P. (“MLIM”), to which the Sponsor and MLIM consented, containing findings, which the Sponsor and MLIM neither admitted nor denied, that the Sponsor and MLIM filed with the NFA a number of annual reports for commodity pools for which they acted as CPOs after the deadline established by the CFTC’s regulations, in violation of CFTC Regulation 4.22(c).  MLIM and the Sponsor were ordered to cease and desist from violating Regulation 4.22(c) and to pay a civil penalty in the amount of $500,000.

ITEM 6:  EXECUTIVE COMPENSATION

The officers of the Sponsor are remunerated by Merrill Lynch in their respective positions.  The Fund does not itself have any officers, directors or employees.  None of the principals, officers or employees of the Sponsor receives compensation from the Fund.  All persons serving in the capacity of officers or executives of the Sponsor are compensated by the Sponsor or an affiliate in respect of their respective positions with the Sponsor, which involve numerous duties unrelated to the operation of the Fund.  The Sponsor receives a monthly Sponsor’s Fee from the Class A Units (which pay a sales commission) equal to 1/12 of 1.5% of their month-end net asset value.  Class C Units (which pay no sales commissions) pay the Sponsor a monthly Sponsor’s Fee of 1/12 of 2.5% of their month-end net asset value.  Class I Units (which pay a sales commission) pay the Sponsor a monthly Sponsor’s Fee of 1/12 of 1.1% of their month-end net asset value.  MLPF&S will receive brokerage commissions, and compensation related to the HCFA Master Fund’s cash accounts, as described elsewhere in this Form 10.

There are no compensation plans or arrangements relating to a change in control of either the Fund or the Sponsor.

ITEM 7:  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

(d)           Transactions Between Merrill Lynch and the Fund and the HCFA Master Fund

Many of the service providers to the Fund and the HCFA Master Fund are affiliates of Merrill Lynch, although the Trading Advisor is not an affiliate of Merrill Lynch.  The Sponsor negotiated with the Trading Advisor regarding the level of its Management Fee and Performance Fee and certain other terms of its advisory agreement.  However, the fees paid by the Fund or the HCFA Master Fund to any Merrill Lynch parties were established by such parties based on rates charged to similarly-situated customers rather than being negotiated, and they are higher than would have been obtained in arm’s-length bargaining.

As noted above, the HCFA Master Fund pays Merrill Lynch substantial brokerage commissions as well as bid-ask spreads on forward currency trades.  Bid-ask spreads are not a quantifiable expense of the HCFA Master Fund but do represent a profit margin to the dealer for making a market in currencies.  The HCFA Master Fund cannot quantify the amount of dealer profit that is embedded in a price quoted by a dealer but believes that the HCFA Master Fund will effect currency transactions at prevailing market prices.  Dealer profit from the HCFA Master Fund’s currency trading may, over time, be substantial. The HCFA Master Fund also pays Merrill Lynch interest on short-term loans extended by Merrill Lynch to cover losses on foreign currency positions, and Merrill Lynch retains certain economic benefits from possession of the HCFA Master Fund’s capital.

Certain entities in the Merrill Lynch organization are the beneficiaries of revenues generated from the HCFA Master Fund.  The Sponsor controls the management of the HCFA Master Fund and serves as its sponsor.  Although the Sponsor has not sold any assets, directly or indirectly, to the Fund or the HCFA Master Fund, Merrill Lynch makes substantial profits from the HCFA Master Fund due to the foregoing revenues.

No loans have been, are or will be outstanding between the Sponsor or any of its principals and the Fund.

The Sponsor pays substantial selling commissions and trailing commissions to MLPF&S for distributing the Units.  The Sponsor is ultimately paid back for these expenditures from the revenues it receives from the Fund.

The Trend-Following Fund and Systematic Momentum may invest in the Units but will not be subject to selling commissions or the Sponsor’s Fee.

MLPF&S, an affiliate of the Sponsor, acts as the principal commodity broker for the HCFA Master Fund.  Additionally, the Sponsor and its affiliates may have derived certain economic benefits from possession of the Fund’s assets, as well as from foreign exchange and exchange for physical trading.

See Item 1(c) “Narrative Description of Business — Charges” for a discussion of other business dealings between the Sponsor and the Fund.

The Fund has no parent company other than the Sponsor which controls the Fund as its sponsor.

ITEM 8:  LEGAL PROCEEDINGS

None.

ITEM 9:  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a)	Market Information

There is no trading market for the Units, and none is likely to develop.  Units may be redeemed or transferred subject to the conditions imposed by the Operating Agreement, which is attached hereto as Exhibit 3.02.

Classes.

Holders

As of December 1, 2011, there were 22 holders of Class A, 37 holders of Class C, 4 holders of Class I, 6 holders of Class D, and 1 holder of Class Z Units.

(b)	Dividends

Distributions, if any, may be made in the Sponsor’s discretion.  No distributions have been made on the Units and none are contemplated.

(d)           Securities Authorized for Issuance Under Equity Compensation Plans

None.

(e)           Performance Graph

Not applicable; the Fund is a smaller reporting company.

ITEM 10:  RECENT SALES OF UNREGISTERED SECURITIES

As of December 1, 2011, the Fund had issued Units at monthly closings as set forth in the following chart.

Units are privately offered and sold to “accredited investors” (as defined in Rule 501(a) under the Securities Act) in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 thereunder (although Class Z Units may be issued solely in reliance on the exemption provided by Section 4(2)).  The selling agent of the Units was MLPF&S.

CLASS A

	Subscription
	Amount	Units
November 1, 2011	$611,175	611,175
December 1, 2011	$441,057	455,872

CLASS C

	Subscription
	Amount	Units

November 1, 2011	$609,151	609,151
December 1, 2011	$1,232,525	1,274,982

CLASS D
	Subscription
	Amount	Units

December 1, 2011	$2,313,375	2,313,375

CLASS I

	Subscription
	Amount	Units

November 1, 2011	$41,850	41,850
December 1, 2011	$35,000	36,164

CLASS Z

	Subscription
	Amount	Units

November 1, 2011	$23,846,000	23,846,000

Class A Units are subject to a sales commission paid to MLPF&S ranging from 1.0% to 2.5%.  Class D Units and Class I Units are subject to sales commissions paid to MLPF&S up to 0.5%.  The rate assessed to a given subscription is based upon the subscription amount.  Sales commissions are directly deducted from subscription amounts.  Class C Units and Class Z Units are not subject to any sales commissions.

ITEM 11:  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The securities to be registered consist of Units of limited liability company interest.

The Fund’s Operating Agreement effectively gives the Sponsor full control over the management of the Fund.  Investors have no voice in its operations.  The Sponsor, its affiliates and their respective officers, employees, representatives and agents (each, a “Sponsor Party” and, collectively, the “Sponsor Parties”) are exculpated and indemnified by the Fund from and against any claims, costs, expenses, damages or losses (including, without limitation, from and against any judgment, settlement, attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding) suffered or sustained by any of them by reason of the fact that a Sponsor Party is or was connected in any respect with the Fund, provided, that the conduct or omission which led to the claim, cost, expense, damage or loss was in, or not opposed to, the best interests of the Fund and that such conduct or omission did not constitute gross negligence or intentional misconduct on the part of such Sponsor Party.

Investors have no right to participate in the control or management of the Fund through their ownership of Units, but they are entitled to: (i) vote on or approve certain changes to the Operating Agreement or the term of the Fund, (ii) receive annual audited financial statements, such monthly information as the CFTC requires and timely tax information; (iii) inspect the Fund’s books and records; (iv) redeem Units, barring suspension of redemptions; and (v) remove the Sponsor as manager of the Fund in accordance with the procedure as set forth in the next paragraph.

Upon at least 60 days’ written notice to the Sponsor and all Investors in the Fund, the Sponsor may be required to withdraw as manager of the Fund by a vote of Investors owning not less than 50% of the Units of the Fund (by net asset value) not including Units held by Sponsor Parties.  Any such removal will be effective as of the end of the calendar quarter in which such vote occurs.

The Operating Agreement provides for the economic and tax allocations of the Fund’s profit and loss.  Capital accounts have been established for each Unit, and for the Sponsor on a Unit-equivalent basis.  Economic allocations are based on Investors’ and the Sponsor’s capital accounts, and the tax allocations generally attempt to equalize tax and capital accounts by, for example, making a priority allocation of taxable income to Investors who redeem at a profit.  For the purposes of maintaining capital accounts, amounts payable to the Sponsor for items such as services fees are treated as if paid or payable to a third party and are not credited to the capital account or interest held in the Fund held by the Sponsor.

The Sponsor may amend the Operating Agreement in any manner not materially adverse to the Investors without need of obtaining their consent.  These amendments can be for clarification of inaccuracies or ambiguities, modifications in response to changes in tax code or regulations, to provide for the issuance of new Classes of Units or any other changes the Sponsor deems advisable.

(a)(1)(i)  Dividend Rights.

No distributions have been made on the Units and none are contemplated, but distributions may be made in the Sponsor’s discretion.

(ii)   Terms of Conversion.

Not applicable.

(iii)   Sinking Fund Provisions.

Not applicable.

(iv)  Redemption Provisions.

An Investor will be entitled to redeem as of the end of any calendar month all or part of the Investor’s Units, upon giving at least 38 days’ notice.  Investors who have Merrill Lynch customer securities accounts may give such notice by contacting their Merrill Lynch Financial Advisor, orally or in writing.  Redemption requests are irrevocable once made.  The Fund does not charge a redemption fee.  Units are redeemable at net asset value as of the close of business on the date of their redemption, minus any accrued fees (including Performance Fees) and brokerage commissions.  The Sponsor will cause the Fund to distribute to redeeming Investors the estimated net asset value of the Units redeemed by them, generally approximately 10 business days after the effective date of redemption, although there can be no assurance of the timing of such payment.  See Item 1(c) “Narrative Description of Business — Net Asset Value” for a more detailed description of how net asset values are determined.  Units which have been redeemed, but the proceeds of which have not yet been paid, will nevertheless be deemed to have ceased to be outstanding from the effective date of redemption for all other purposes.  No interest will be paid to Investors on redemption proceeds held pending distribution.  The Fund will retain any such interest.

There is no limitation on the number of an Investor’s redemptions.

The Sponsor may suspend redemptions during any period for which the Sponsor is unable to value a material portion of the Fund’s positions or investments or when the HCFA Master Fund is not reporting its net asset value.  In addition, the Sponsor may delay or suspend both the payment of redemption proceeds and the effective date of redemptions if the Sponsor determines that not doing so would have adverse consequences for the non-redeeming Investors.  In the event of suspension, the Fund will resume redemptions in accordance with normal redemption procedures when the Sponsor determines that such valuations are available and/or redemptions may be resumed without adverse consequences for the non-redeeming Investors, as applicable. All Units subject to suspended redemption requests will continue to be treated as outstanding for all purposes as if no redemption requests relating thereto had been submitted, until the effective date of their suspended redemption.  The Fund will give notice of any such suspension to all Investors promptly after the suspension is imposed, together with an explanation of the reason for the suspension.  Given the unpredictable timing of the circumstances that would cause the Sponsor to suspend redemptions, the Sponsor does not expect that Investors will receive advance notice of redemption suspensions.

If the Sponsor determines that a portion, but not all, of pending redemption requests can be processed in due course, the requests of all Investors submitting timely redemption requests with respect to any given redemption date will be satisfied pro rata (based on the aggregate net asset value of the Units requested to be redeemed by all Investors) as the Sponsor determines are available for distribution.

In addition, the Sponsor may delay or suspend the payment of redemption proceeds if the Sponsor determines that not doing so would have adverse consequences for the non-redeeming Investors.

The Sponsor may mandatorily redeem part or all of the Units held by a particular Investor:  (i) if the Sponsor determines that the Investor’s continued holding of Units could result in adverse consequences to the Fund; (ii) the Investor has a history of excessive exchanges between different FuturesAccess Funds and/or funds in the Sponsor’s HedgeAccess program (“HedgeAccess”) that is contrary to the purpose and/or efficient management of FuturesAccess or HedgeAccess; (iii) the Investor’s investment in the Units, or aggregate investment in FuturesAccess, is below the minimum level established by the Sponsor (including any increase in such minimum level that the Sponsor may implement in the future); or (iv) for any other reason.

The Sponsor will mandatorily redeem all of the Fund’s outstanding Units in the event that the Sponsor concludes that it is no longer advisable to operate the Fund or if the amount of assets invested in the Fund declines to a level that the Sponsor believes makes the continued operation of the Fund impracticable or uneconomical.

Units mandatorily redeemed will be redeemed as of the specified month-end without any further action on the part of the affected Investor.  In the event that the Sponsor mandatorily redeems any of an Investor’s Units, the Investor will have the option to redeem all of the Investor’s Units as of the date fixed for redemption.

In the event that the Fund is required to pay or withhold state, local or other taxes with respect to a particular Investor or Investors, the Fund may redeem an appropriate number of the Investor’s or Investors’ Units as of the end of the accounting period immediately following such payment in order to reimburse the Fund for the amount of such payment, together with interest on the amounts so paid at the 91-day Treasury bill rate as in effect as of the beginning of each calendar month, starting with the calendar month in which the payment is made, through the end of such accounting period.

As provided in the Operating Agreement, any material adverse amendment to the Fund’s redemption provisions described herein would require notice to and consent from Investors holding more than 50% of the outstanding Units.

(v)  Voting Rights.

The Units do not carry voting rights regarding the election of the Sponsor, which manages the Fund.  However certain actions involving the Fund are subject to the vote or consent of the Investors as outlined herein, including removal of the Sponsor.  If there is a dissolution event,  Investors holding more than 50% of the outstanding Units may vote to continue the Fund, if it is lawful to do so, and to appoint one or more managers for the Fund.   Amendments to the Operating Agreement which are materially adverse to the Investors are subject to the consent of  Investors holding more than 50% of the outstanding Units.  Material amendments to the Operating Agreement which are not adverse to Investors may be made without obtaining the consent of Investors.  The voting rights of Units are determined by their respective net asset values.  Any vote or consent of Fund Investors will exclude Units held by the Sponsor Parties.

(vi)  Classification of the Board of Directors.

Not applicable.

(vii) Liquidation Rights.

Upon the occurrence of an event causing the dissolution of the Fund, the Sponsor, or, if the Sponsor has withdrawn, such other liquidator as the Investors may, by vote of more than 50% of the outstanding Units, select, will wind up the Fund’s affairs and, in connection therewith, distribute the Fund’s assets as described below.

In connection with a dissolution of the Fund, the Operating Agreement provides for the assets of the Fund to be distributed as follows:  first, to the payment and discharge of all claims of creditors of the Fund, including creditors who are Investors; second, to the establishment of such reserves as the Sponsor or other liquidator may consider reasonably necessary or appropriate for any losses, contingencies, liabilities or other matters of or relating to the Fund; provided, however, that if and when the Sponsor or other liquidator determines that the causes for such reserves have ceased to exist, the funds, if any, then held in reserve will be distributed in the manner hereinafter provided; and third, after making all final allocations contemplated by the Operating Agreement, and for such purposes treating the date of dissolution as if it were a December 31, to the distribution in cash of the remaining assets of the Fund among the Investors in accordance with the positive balance in each of the Investor’s closing capital account as of the last day of the accounting period in which the Fund’s dissolution occurs.  Any assets distributed in kind in the liquidation will be valued, for purposes of distribution, in accordance with the Operating Agreement as of the date of distribution, and any difference between this value and the carrying value of the assets will, to the extent not otherwise taken into account in determining net asset value, be deemed to constitute income or loss to the Fund.

(viii)  Preemption Rights.

Not applicable.

(ix)  Liability Imposed on the Stockholders.

Except as otherwise provided by law, liability of Investors for the liabilities of the Fund is limited to the capital contribution of the Investor plus its share of undistributed profits and assets, if any, including any obligation under law to return to the Fund distributions and returns of contributions.

(x)  Restriction on Alienability.

Units are subject to restriction on alienability.  Assignment, transfer or disposition of any Units or part or all of any right, title or interest in the capital or profits of the Fund by an Investor may only be effected by giving written notice to and receiving the written consent of the Sponsor and must be in compliance with federal and state securities laws, provided, however, that an Investor may transfer the economic benefits of ownership of its Units without regard to such consent.

(xi)  Provision that Discriminates Against a Stockholder.

Not applicable.

(a)(2) – (a)(5)

Not applicable.

(b)  Debt Securities.

Not applicable.

(c)   Warrants and Rights.

Not applicable.

(d) Other Securities.

Securities to be registered consist of Units of Limited Liability Company Interest.

(e) Market Information on Securities Other Than Common Equity.

Not applicable.

(f) American Depository Receipts.

Not applicable.

ITEM 12:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Fund has agreed to indemnify and hold harmless the Sponsor Parties from and against any claims, costs, expenses, damages or losses (including, without limitation, from and against any judgment, settlement, attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding) suffered or sustained by any of them by reason of the fact that a Sponsor Party is or was connected in any respect with the Fund; provided, that the conduct or omission which led to the claim, cost, expense, damage or loss was in, or not opposed to, the best interests of the Fund and that such conduct or omission  did not constitute gross negligence or intentional misconduct on the part of such Sponsor Party.

The Fund is obligated to advance payments asserted by a Sponsor Party to be due under the preceding paragraph pending a final determination of whether such indemnification is, in fact, due; provided, that the Sponsor Party agrees in writing to return any amounts so advanced, without interest, in the event such indemnification is finally determined not to be due.

Whether or not a Sponsor Party is entitled to indemnification will be determined by the judgment of independent counsel as to whether the Sponsor Party has reasonable grounds for asserting that indemnification is so due, unless otherwise determined by a court, arbitral tribunal or administrative forum.

In the event the Fund is made a party to any claim, dispute or litigation, or otherwise incurs any loss or expense, as a result of or in connection with any Investor’s activities, obligations or liabilities unrelated to the Fund’s business, the Investor must indemnify and reimburse the Fund for all loss and expense incurred, including attorneys’ fees.

ITEM 13:  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements with regard to the Fund required by this Item are included beginning on page F-1.

The supplementary financial information specified in Item 302 of Regulation S-K is not applicable.

ITEM 14:  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15:  FINANCIAL STATEMENTS AND EXHIBITS

(a)           Financial Statements

The financial statements required by this Item are included beginning at page F-1.

(b)           Exhibits

Exhibit Designation	Description
3.01	Certificate of Formation of Highbridge Commodities FuturesAccess LLC.
3.02	Limited Liability Company Operating Agreement of Highbridge Commodities FuturesAccess LLC.
10.01	Customer Agreement between Highbridge Commodities FuturesAccess Master Fund Ltd. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
10.02	Amended and Restated Advisory Agreement among Highbridge Commodities FuturesAccess Master Fund Ltd., Merrill Lynch Alternative Investments LLC and Highbridge Capital Management, LLC.
99.1
Amended and Restated Selling Agreement between Merrill Lynch Alternative Investments LLC (for itself, and as sponsor on behalf of the investment funds listed therein) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (as selling agent).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 23, 2011	HIGHBRIDGE COMMODITIES FUTURESACCESS LLC

	By:	Merrill Lynch Alternative Investments LLC Sponsor

	By:	/s/ Barbra E. Kocsis
Name: Barbra E. Kocsis
Title: Chief Financial Officer and Vice President

HIGHBRIDGE COMMODITIES FUTURESACCESS LLC
(A Delaware Limited Liability Company)

Financial Statement as of October 31, 2011 and
Report of Independent Registered Public Accounting Firm

HIGHBRIDGE COMMODITIES FUTURESACCESS LLC
 (A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENT:
Statement of Financial Condition as of October 31, 2011	2
Notes to Statement of Financial Condition	3

PWC

Report of Independent Registered Public Accounting Firm

To the Members of Highbridge Commodities FuturesAccess LLC:

In our opinion, the accompanying statement of financial condition presents fairly, in all material respects, the financial position of Highbridge Commodities FuturesAccess LLC ("the Fund") at October 31, 2011 in confirmity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Fund's management; our responsiblity is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement of financial condition presentation. We believe that our audit of the statement of financial condition provides a reasonable basis for our opinion.

November 21, 2011

HIGHBRIDGE COMMODITIES FUTURESACCESS LLC (a Delaware Limited Liability Company)

STATEMENT OF FINANCIAL CONDITION

October 31, 2011

ASSETS
$178,910
Due from Merrill Lynch Alternative Investments LLC
178,910
TOTAL ASSETS

LIABILITIES AND MEMBERS’ CAPITAL:	178,910

Accrued Expenses	$178,910

Total liabilities	178,910

MEMBERS’ CAPITAL:	$-

Total members’ capital

TOTAL ABILITIES AND MEMBERS' CAPITAL	$178,910

NET ASSET VALUE PER UNIT	$-

See notes to Statement of Financial Condition

HIGHBRIDGE COMMODITIES FUTURESACCESS LLC
(a Delaware Limited Liability Company)

NOTES TO THE FINANCIAL STATEMENT

1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Highbridge Commodities FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccess Program (the  “Program”) Fund was organized under the Delaware Limited Liability Company Act on June 15, 2011 and plans on its first receipt of investor capital on November 1, 2011. Commercial operations will start upon receipt of such investor capital. The Fund will issue new units of limited liability company interests (“Units”) at Net Asset Value per Unit as of the beginning of each calendar month following the commencement of operations. The Fund has not issued any units as of October 31, 2011.

The Fund is part of a master-feeder structure that will invest substantially all of its assets through Highbridge Commodities FuturesAccess Master Fund Ltd. (the “HCFA Master Fund”), which has the same investment objective as the Fund. The HCFA Master Fund will engage in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Alternative Investments LLC (“MLAI”) is the sponsor (“Sponsor”) and the manager (“Manager”) of the Fund. MLAI has delegated commodities trading authority for the HCFA Master Fund to Highbridge Capital Management, LLC (“HCM” or the “Trading Advisor”).

MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Fund’s commodity broker. Merrill Lynch is a wholly-owned subsidiary of Bank of America Corporation.

The Program is a group of commodity pools sponsored by MLAI (each pool is a “Program Fund” or collectively, “Program Funds”) each of which places substantially all of its assets in a managed futures or forward trading account managed by a single or multiple commodity trading advisors. Each Program Fund is generally similar in terms of fees, Classes of Units and redemption rights.  Each of the Program Funds implements a different trading strategy.

Estimates

The preparation of the Statement of Financial Condition and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the Statement of Financial Condition and accompanying notes.  As a result, actual results could differ from these estimates and such differences could be material.

Revenue Recognition

Upon commencement of operations, commodity futures, options on futures and forward contract transactions will be recorded on the trade date. Open contracts will be reflected in Net unrealized profit (loss) on open contracts in the Statement of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit (loss) on open contracts, after the commencement of trading, from the beginning of the period to the end of the period will be reflected in Change in unrealized under Trading profit (loss) in the Statement of Operations.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it may transact business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar will be translated into U.S. dollars at the rates in effect at the date of the Statement of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are to be included in Trading Profit (Loss) in the Statement of Operations of the Fund.

Equity in Commodity Trading Account

A portion of the assets maintained at MLPF&S will be considered to be restricted cash required to meet maintenance margin requirements. Currently there are no assets maintained at MLPF&S.

Cash and Cash Equivalents

The Fund considers all highly liquid investments, with a maturity of three months or less when acquired, to be cash equivalents. Currently the Fund holds no cash or cash equivalents.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as the Member is individually responsible for reporting income or loss based on such Members’ share of the Fund’s income and expenses as reported for income tax purposes.

The Fund follows the ASC guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund's financial statements to determine whether the tax positions are "more-likely-than-not" to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the "more-likelythan-not" threshold would be recorded as a tax benefit or expense in the current period.

Subscriptions

Units will be offered as of the close of business at the end of each month starting in November 2011.  Units are purchased as of the first business day of any month at Net Asset Value, but the subscription request must be submitted at least three calendar days before the end of the preceding month. Subscriptions submitted less than three days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value as of the close of business, on the last business day of any month, upon ten calendar days’ notice (“notice period”).

An investor in the Fund can exchange these Units for Units of the same Class in other Program Funds as of the beginning of each calendar month upon at least ten days prior notice.  The minimum exchange amount is $10,000.

Redemption requests are accepted within the notice period.  The Fund does not accept any redemption requests after the notice period.  All redemption requests received after the notice period will be processed for the following month.

Dissolution of the Fund

The Fund may terminate if certain circumstances occur as set forth in the private placement memorandum, which include but are not limited to the following:

(a) Bankruptcy, dissolution, withdrawal or other termination of the trading advisor of this Fund.
(b) Any event which would make unlawful the continued existence of this Fund.
(c) Determination by MLAI to liquidate or withdraw from the Fund.

2.    RELATED PARTY TRANSACTIONS

The Fund’s U.S. dollar assets will be maintained at MLPF&S. On assets held in U.S. dollars, MLPF&S credits the Fund with interest at the most favorable rate payable by MLPF&S to accounts of Merrill Lynch affiliates but not less than 75% of such prevailing rate.  The Fund is credited with interest on any of its assets and net profits actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by MLPF&S. MLPF&S may derive certain economic benefit, in excess of the interest which MLPF&S pays to the Fund, from possession of such assets.

MLPF&S will charge the Fund at prevailing local interest rates for financing realized and unrealized losses on the Fund’s non-U.S. dollar-denominated positions. Such amounts are netted against interest income due to the insignificance of such amounts.

The Fund will charge Sponsor Fees on the month-end net assets after all other charges. There will not be Sponsor Fees charged at the HCFA Master Fund level. The Fund’s Class A Units and Class I Units, when issued, will pay MLAI a Sponsor’s Fee of 1/12 of 1.5% and 1/12 of 1.1%, respectively, of their month-end net asset value.  Class C Units, when issued, will pay MLAI a monthly Sponsor’s Fee of 1/12 of 2.5% of their month-end net asset value.  Class D Units, when issued, will pay no Sponsor’s Fee. Net asset value, for purposes of calculating the Sponsor’s Fees, is calculated prior to reduction for the Sponsor’s Fee being calculated.

Pursuant to an informal agreement between the Fund and MLAI, costs incurred prior to the Fund accepting external subscriptions are indemnified by MLAI and will not constitute obligations of the Fund. As of the date of the Statement of Financial Condition no external subscriptions had been accepted, and as a result, the Fund recorded a receivable, which is carried at fair value as it is short term in nature, from MLAI for costs incurred through the date of the Statement of Financial Condition. Upon receipt of subscriptions, MLAI will be released from its responsibility and these expenses incurred will become the obligations of the Fund and its Unit holders.

3.    ADVISORY AGREEMENT

The HCFA Master Fund and HCM have entered into an advisory agreement that will become effective once funds are allocated for trading (see note 6 regarding Subsequent events). This agreement shall continue in effect until October 1, 2013.  Thereafter, this agreement shall be automatically renewed for three successive one-year periods, on the same terms, unless terminated at any time by either HCM or the HCFA Master Fund upon notice to either party no later than 90 days before the expiration of the then current term. HCM determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

As of the last business day of each calendar month, the Master Fund shall pay the Trading Advisor a management fee equal to 1/12 of 1.50% (a 1.50% annual rate) of the month-end net asset value of the Master Fund, prior to reduction for any accrued Incentive Fees or for the management fee being calculated.

Performance fees will be charged by the Fund on any New Trading Profit, as defined in the private placement memorandum, and are payable to HCM as of either the end of each calendar year or upon any interim period for which there are net redemption of Units, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. The HCFA Master Fund pays a 15% performance fee to HCM.

In order to help defray the costs of MLAI’s sponsoring and providing ongoing administration and operational support to the HCFA Master Fund, HCM will pay, or direct the Master Fund to pay, MLAI an amount equal to 40% of the Management Fee.

4.    WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income per weighted average Unit.  The weighted average number of Units outstanding for each Class for the period ended October 31, 2011 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year. There are no Units outstanding at October 31, 2011.

5.    INDEMNIFICATIONS

In the normal course of business, the Fund has entered, or may in the future enter into agreements that obligate the Fund to indemnify third parties, including affiliates of the Fund, for breach of certain representations and warranties made by the Fund. No claims have actually been made with respect to such indemnities and any quantification would involve hypothetical claims that have not been made. Based on the Fund’s experience, MLAI expected the risk of loss to be remote and, therefore, no provision has been recorded.

6.    SUBSEQUENT EVENTS

As of November 1, 2011 the subscriptions accepted were $25,108,176. Consequently, MLAI is no longer responsible for the organization expenses incurred prior to the commencement of operations.

Management has evaluated the impact of subsequent events on the Fund and has determined that there were no other subsequent events that require adjustments to, or disclosure in, the financial statements.

* * * * * * * * * * *

To the best of the knowledge and belief of the
undersigned, the information contained in this report
is accurate and complete.

Barbra E. Kocsis
Chief Financial Officer
Merrill Lynch Alternative Investments LLC
Sponsor of
Highbridge Commodities FuturesAccess LLC